Exhibit 10.16

ACKNOWLEDGMENT OF RECEIPT

I acknowledge receiving a copy of this Separation Agreement and Complete Release of Liability on January 6, 2023. I have been advised of the following:

1)    I have forty-five (45) days to consider the Agreement.

2)    I have the opportunity to discuss with V2X Inc. any questions or concerns I may have over the terms or language of the Agreement.

3)    I have been advised to see an attorney of my choosing to review the Agreement.

4)    I should not sign the Agreement unless I fully understand its terms and enter into the Agreement of my own free will.

5)    I have seven (7) days after signing the Agreement to revoke the Agreement.

6)    No other promises have been made to me beyond the terms of the Separation Agreement.

__/s/ John E. Boyington__________________________
    John E. Boyington

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    SEPARATION AGREEMENT AND
    COMPLETE RELEASE OF LIABILITY

John E. Boyington and V2X, Inc. have reached the following Agreement. In this Agreement, "Employee" refers to John E. Boyington and "Company" refers to V2X, Inc. and its subsidiaries.

1. Benefits. The Company agrees with Employee as follows:
A.Employee's active employment with the Company will cease on January 6, 2023 (also referred to as the “Last Day Worked”).
B.    No provisions within this Separation Agreement are intended or implied for separation payments unless otherwise stated. Except as otherwise specifically set forth in this Agreement, for purposes of the various benefit and incentive plans discussed in this Agreement (other than the Qualified Plans) Employee’s termination date will be deemed to be January 6, 2023.
     C. Employee understands that the Company will deduct from any pay provided for in this Agreement, federal, state and local withholding taxes and other deductions the Company is required by law to make from payments to employees. After the Last Day Worked, Employee understands that he is not entitled to any compensation or benefits or any other payment from the Company, including but not limited to any severance pay, commissions, termination allowance, or allowance, other than as specifically provided in this Agreement.
     D. In consideration of Employee waiving his right to receive benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act (COBRA) as a result of his termination of employment, Employee will be eligible for one final Company-paid executive physical scheduled at the Cooper Clinic in March 2023.         E. Employee will receive a lump sum payment for any accrued, unused Paid Time Off (PTO) on the payroll date occurring on January 27, 2023 even if this
/s/ JEB (Initial)

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Agreement is not executed by Employee. Payment for PTO, if any, will not count for any purpose under any employee benefit plan.
     F. Except as expressly stated in this Agreement, the Company will not be responsible for any other business expenses incurred by Employee after the Employee’s Last Day Worked, except as stated in paragraph 1(D).
        G. Employee will be eligible to receive a cash bonus under the Annual Incentive Plan (AIP) in respect of 2022 performance. The amount of the AIP bonus will be determined by the Company and the bonus will be paid in accordance with the regular AIP cycle in March 2023.
        H. The parties acknowledge and agree that the 517,918 restricted stock units relating to shares of V2X common stock that were granted to Employee on July 5, 2022, pursuant to the Restricted Stock Unit Agreement by and between Vectrus, Inc. and the Employee (“RSU Agreement”) became fully vested as of January 5, 2023. The RSU Agreement, including applicable restrictive covenants, is incorporated herein by reference. Employee must seek written approval from the Company prior to entering into any transaction involving V2X securities, including the purchase or sale of any V2X stock. Employee is also subject to the securities laws and V2X “insider trading” policies in respect of any transaction Employee effects while in possession of material non-public information regarding V2X.
        I. The provisions in this Agreement do not impact Employee’s status as a member of the Board of Directors of V2X, Inc. (the “Board”) and notwithstanding anything in this Agreement to the contrary, Employee will remain subject to all applicable policies and procedures that apply to members of the Board while serving thereon.

2. Complete Release. Employee understands that all or part of his job duties may be assigned to another person or persons who are less than forty years old or younger than Employee. Employee agrees to release the Company, any company that is or was directly or indirectly the parent or subsidiary of, related to or affiliated with the Company, any Company benefit plans and the
/s/ JEB (Initial)

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employees, administrators, fiduciaries, agents, officers and directors of any of them, and any predecessors, successors or assigns, from all claims or demands Employee may have arising out of or relating to Employee's employment with the Company or the termination of that employment. This includes, but is not limited to, a release of any rights or claims Employee may have under the Age Discrimination in Employment Act of 1967, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Employee Retirement Income Security Act of 1974 or any other federal, state or local laws, regulations or orders. This release also includes, but is not limited to, a release by Employee of any contractual or tort claims or other claims arising under common law including, but not limited to, any claims for wrongful discharge. This release covers both claims that Employee knows about and those he may not know about. This release, however, does not preclude Employee from enforcing the terms of this Agreement. This release does not include a release of any pension or any other benefits for which Employee may be eligible under the terms of applicable Company benefit plans.

3. Special Release Notification. Paragraph 2 includes a release of all claims under the Age Discrimination in Employment Act (“ADEA”) and, therefore, pursuant to the requirements of the ADEA, Employee acknowledges and understands the following: (a) Employee has been advised that this release includes, but is not limited to, all claims under the ADEA arising up to and including the date of execution of this release; (b) that Employee has been advised to consult with an attorney and/or other advisor of your choosing concerning Employee’s rights and obligations under this release; (c) that Employee has been advised to consider fully this release before executing it and that Employee’s release and waiver of any claim under the ADEA is knowing and voluntary; (d) that Employee has been offered ample time and opportunity, forty-five (45) days, to do so; (e) that Employee may revoke this release within the
/s/ JEB (Initial)

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seven (7) calendar day period following Employee’s execution of the Agreement, if Employee delivers written notice of revocation to: Rick Mendoza, Chief People Officer, V2X, Inc., 2424 Garden of the Gods Road, Colorado Springs, Colorado 80919; and (f) that this release shall become effective and enforceable on the eighth calendar day following execution of it, so long as it has not been revoked.

4. Reporting.    Employee agrees that he has disclosed to the Company all known issues, concerns, or complaints regarding any legal, regulatory or compliance requirement of the Company.

5.    Confidentiality. Employee promises not to disclose the contents of this Agreement to anyone other than his immediate family, governmental agencies or courts or to attorneys, counselors or agents retained by Employee for the purpose of assisting or counseling him/her with respect to this Agreement. If Employee discloses the contents of this Agreement to any person as permitted above, he shall also use his best efforts to prevent all such persons from disclosing the contents of this Agreement.

6. Non-Admission of Liability. This Agreement is made solely to facilitate an arrangement reached by the Company with the Employee. This Agreement is not and should not be construed as an admission by the Company of any wrongdoing.

7. Exclusions from Employee's Release. This Agreement does not waive or release claims with respect to any rights Employee may have to file a claim or charge with any government administrative agency, to claims that cannot lawfully be released, or to any future rights or claims that Employee may have that arise after the date the Employee signs this Agreement.

/s/ JEB (Initial)

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8. Encouragement to Consult with Attorney. Employee is advised to consult with an attorney before signing this Agreement. Fees associated with such legal consultation are the responsibility of the Employee.
9. Assistance in the Defense of Claims. Employee agrees, upon reasonable notice from the Company, to assist the Company in the defense of any legal or administrative action or proceeding now pending or which later may be filed by or against the Company or by or against any affiliated or related companies or any of their officers, directors or employees. Company will provide reimbursement for expenses incurred in accordance with the existing Company policy.

10. Company Property. Employee shall return to the Company, any and all Company property within his possession or control other than any such property relating to his service on the Board.

11. Notification to the Company. If any claim or demand is made to legally compel the Employee to disclose the terms and conditions of this Agreement, the Employee will promptly notify Rick Mendoza, Chief People Officer, and Kevin Boyle, Chief Legal Officer, of such claim or demand so that the Company may take such action as it deems appropriate.

    12. Non-Disparagement. Employee agrees that he will not (i) make or engage in any disparaging remarks about Company, its employees, and/or its customers or (ii) have any communications of any type with any of Company’s current or former customers concerning Company, its employees, its work for the government or any aspect of Company’s relationship with the government, subject in each case to the policies of the Company as they are applicable to Employee’s service on the Board.

13. Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs,
/s/ JEB (Initial)

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executors, successors and assigns of the Company. Employee’s rights and obligations are personal and may not be assigned or delegated without the Company’s written consent.
14. Choice of Law/Venue. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Virginia. All disputes arising under or relating to this Agreement shall be brought and resolved solely and exclusively in the Commonwealth of Virginia.

15. Restrictive Covenants. Employee agrees to be bound by the terms of Exhibit A.

16. Entire Agreement. The Company has used its best efforts to compose this Agreement in a manner calculated to be readily understood by the Employee. This Agreement, including Exhibit A, is the complete, entire and final agreement between Employee and the Company concerning the subject matter expressed herein and supersedes any other prior agreement in writing or otherwise. This Agreement may not be modified or terminated except by a writing signed by both parties. The Company has made no promises to Employee other than those in this Agreement. Should any portion of this Agreement be ruled void or unenforceable, such ruling will not affect the enforceability and effect of the remaining provisions of this Agreement.

/s/ JEB (Initial)

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EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT AND IS VOLUNTARILY ENTERING INTO IT.
PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

WITNESS        EMPLOYEE / DATE

_____/s/ Wendy Dixon_________        ___John E. Boyington /1/6/23__
        John E. Boyington

        V2X, Inc.

        By: __/s/ Richard Mendoza____

Title: _Chief People Officer____

Dated: ___1/11/2023_________

/s/ JEB (Initial)

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EXHIBIT A
NON-SOLICITATION, NON-COMPETITION, CONFIDENTALITY, AND ASSIGMENT AGREEMENT
In consideration of the promises made by V2X (the “Company”) to John E. Boyington (the “Employee”), Employee agrees to the following additional post-employment covenants:
1. Anti-Solicitation of Employees. During the 12 months following termination of employment, Employee will not, directly, or indirectly, or by action in concert with others, solicit or induce or attempt to solicit or induce, any person who is employed by the Company to leave his or his employment with the Company and/or to perform services of any kind for any other person, firm, or corporation.
2. Anti-Solicitation of Customers and Clients. During the 12 months following termination of employment, Employee will not, directly or indirectly, either on Employee’s own behalf or on behalf of any other person, firm, or corporation, divert or take away, or call on or solicit or attempt to call on or solicit, any of the Company’s current customers or clients, including those on whom Employee called on or who Employee solicited or with whom Employee became acquainted while engaged as an employee of the Company.
3. Non-Competition. During the 24 months following termination of employment, Employee will not accept an employment or consulting relationship (or own or have any financial interest in), directly or indirectly, with any entity engaged in competing with the Company on recompetes of its contracts or opportunities identified in its pipeline as of the date of termination of employment.
4. Covenant Against Disclosure. Employee will not, at any time, disclose information identified as confidential or which, from the circumstances, in good faith, and good conscience ought to be treated as confidential, relating to the products, services, inventions, discoveries, trade secrets, secret processes, price lists, business plans, or any other information of the business or affairs of the Company or any other person, firm, or corporation, which Employee acquired or developed in connection with or as a result of Employee’s employment with the Company. This prohibition does not extend to lawful disclosures made to any government administrative agency.

I ACKNOWLEDGE THAT I HAVE READ AND UNDERSTAND THIS EXHIBIT A AND HAVE BEEN GIVEN THE OPPORTUNTIY TO DISCUSS IT WITH INDEPENDENT LEGAL COUSEL.

__/s/ John E. Boyington____________        __1/6/23____________
John E. Boyington                     Date

/s/ JEB (Initial)